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                                                                     EXHIBIT 3.4

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     OF CENTENNIAL FIRST FINANCIAL SERVICES

                            A CALIFORNIA CORPORATION

The undersigned certify that:

1. They are the President and Secretary, respectively, of Centennial First Financial Services.

2. The following amendment to the Articles of Incorporation of Centennial First Financial Services has been duly approved by the Board of Directors.

3. The Articles of Incorporation of Centennial First Financial Services is amended to add an Article Seven, and Article Seven shall reading the entirety as follows:

          SEVEN:    CONSIDERATION OF NONMONETARY FACTORS IN CERTAIN TRANSACTIONS

          The Board of Directors of this corporation may, and it is hereby declared a proper corporate purpose for the Board of Directors if it deems it advisable, to oppose any offer, proposal, or attempt by any corporation or other business entity, person or group, to (a) make any tender or other offer to acquire any of this corporation's stock; (b) merge or consolidate this corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of this corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of this corporation and shall consider any pertinent factors which may include but are not limited to any of the following:

          A. Whether the offering price, whether in cash or in securities, is adequate and acceptable base upon both the current market price of this corporation's stock and the historical and present operating results and financial condition of this corporation;

          B. Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether this corporation's continued existence as an independent corporation will affect the future value of this corporation;

          C. The impact the offer would have on the employees, depositors, clients and customers of this corporation or its subsidiaries and the communities which it serves;

          D. The present and historical financial position of the offeror, the offeror's reputation in the communities which the offeror serves and the social and/or economic effect which the reputation and practices of the offeror or the offeror's management and affiliates would have upon the employees, depositors and customers of this corporation and the community which this corporation serves;

          E. An analysis of the value of securities (if any) offered in exchange for this corporation's securities; and

          F.   Any legal, tax or regulatory issues raised by the offer.

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4.   The foregoing amendment to the Articles of Incorporation of Centennial
     First Financial Services has been duly approved by the required votes of the shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of Centennial First Financial Services entitled to vote on the amendment was 672,387. The number of shares voting in favor of the amendment to add Article Seven to the Article of Incorporation of Centennial First Financial Services equaled or exceeded the vote required, and the percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  May 4, 2000


                                            /s/  Douglas C. Spencer
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                                            Douglas C. Spencer
                                            President

                                            /s/ Sally Flanders

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                                            Sally Flanders
                                            Secretary

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